Exhibit 4.28

Number:

MEMORANDUM OF UNDERSTANDING

Party A: NBTC Limited

Party B: Binance Capital Management Co., Ltd

Signing date: July 7, 2021

Party A: NBTC Limited

Party B: Binance Capital Management Co., Ltd

Party A and Party B are referred to individually as “one party” and collectively as “both parties”.

PREAMBLE

(A)

The9 Limited (“The9”) is an Internet enterprise located in China. The company was listed on NASDAQ in 2004 (stock code: NCTY) and is now actively becoming a high-tech diversified Internet company.

At present, The9 mainly focuses on blockchain and digital currency related businesses, with the goal of building and operating a digital currency mining machine group that accounts for 10% of Bitcoin and Ethereum’s global computing power, while continuing to promote other blockchain and digital currency related businesses.

In 2021, The9 established wholly-owned subsidiaries NBTC Limited and Niulian Technology (Shaoxing) Co., Ltd., focusing on digital currency related businesses. At the same time, The9 has acquired a computing power internet platform and are engaged in cloud computing power digital currency mining and cloud computing power SaaS business for the global market.

(B)Binance is the world’s largest blockchain asset trading platform, and its subsidiary BinancePool is a comprehensive service platform dedicated to improving miner profits. It provides mining services to users in the two major fields of POW and POS. At the same time, as an important component of the Binance ecosystem, the Binance mining pool fully leverages its advantages in technology, capital, trading business, industry resources, etc., providing users with the ultimate mining experience and a one-stop service of “mining trading”.

(C)NBTC Limited and Binance Mining Pool Computing Power Cooperation (the “Project”)

(D)The purpose of this memorandum is to provide a non exclusive cooperation framework and promote cooperation among all parties in this project.

(D)Both parties hope to record the intention agreement reached before the execution of this project through this memorandum.

Therefore, by multiple consultations, both parties have reached the following agreement regarding the cooperation of this Project:

1.Party A promises that

(a)from June 16, 2021, 50% of the total computing power of Party A’s BTC and ETH (including future new computing power) shall be connected to Party B’s mine pool.

(b)The time for BTC computing power to access Binance mine pool shall be ≥ 3 years, and the time period shall be calculated from May 20, 2021

(c)After the expiration of the above-mentioned article (b), Party A shall extend the cooperation period as appropriate, and the extension shall be subject to ≥ 1 year.

2.Party B promises that

2.1Bitcoin Mining Services Part

(a)provides bitcoin mining service for Party A, adopts FPPS revenue distribution mode, and the revenue calculation formula is: theoretical revenue per T * computing power * (1 + transaction fee) * (1- Platform service fee). Party A’s BTC collection address is [REDACTED].

b)Based on the actual bitcoin arithmetic value achieved by Party A’s mining machine connected to Party B’s mining pool operation, the daily revenue will be issued, and Party A can refer to the FPPS theoretical revenue on the block browser for revenue verification. If Party A’s actual mining revenue is lower than the FPPS theoretical revenue due to Party B’s mining pool, Party B’s mining pool will be topped up by FPPS theoretical earnings.

c)When Party A uses Party B’s service, from 06/16/2021 to 04/19/2022, BTC service charge is 3%, calculated once at the end of each month. Before the expiration of this agreement, Party A guarantees to pay Party B the total handling fee of not less than 1000ph / s * 3% * 10 months. The monthly payable rate is calculated based on the average income per T in the current month.

d)In addition to the constraints of clause (c), the mining pool rate will be agreed by both parties according to market conditions.

e)Daily payment of Party A’s earnings will be made from 8:00 am to 17:00 pm Beijing Time.

d)Provide Party A with technical support for BTC mining, including but not limited to: mining pool connection, mining farm support, mining machine support, etc.

e)Provide Party A with 24*7 customer service support for mining pools.

2.2Other cooperation parts

(a)The mining or financial service products launched by Party B’s mining pool in the future shall be prioritized for cooperation with Party A.

3.Actions to be taken by both parties after signing this memorandum

3.1Both parties shall, in accordance with the principle of honesty and trustworthiness, carry out the matters promised by both parties within three (3) days after the signing of this memorandum.

4.Confidential Information

4.1Prior to the signing of this memorandum and during the validity period of this memorandum, one party (hereinafter referred to as the “Disclosing Party”) has or may from time to time orally or in writing disclose to the other party (hereinafter referred to as the “Receiving Party”) its commercial, marketing, technical, scientific or other information, which was designated as confidential information (or similar labeling) at the time of disclosure, or disclosed in a confidential manner, or in the reasonable commercial judgment of both parties as confidential information (hereinafter referred to as “Confidential Information”). After the signing of this memorandum, the recipient must:

(a)Maintain confidentiality of confidential information during the validity period of this memorandum and for a period of 2 years after its termination;

(b)Not to use confidential information for any other purpose except for the purpose specified in this memorandum;

(c)Except for employees (or their affiliated institutions, lawyers, etc.) of the party who are necessary to carefully keep confidential information in order to fulfill their duties

Except for employees of accountants or other consultants, they shall not disclose to anyone else and shall sign a written confidentiality agreement,

The strictness of confidentiality obligations shall not be lower than the provisions of Article 4.1 (a).

4.2The provisions of Article 4.1 above do not apply to the following information:

(a)The recipient has written records that prove their mastery prior to disclosure to the disclosing party;

(b)It is not due to the recipient’s violation of this memorandum that they have entered or will enter the public domain in the future; or

(c)The recipient obtained the information from a third party who has no confidentiality obligation.

After the expiration or termination of this memorandum, or upon the request of the disclosing party at any time the recipient shall (1) return (or upon the request of the other party destroy) all materials containing the other party’s confidential information (including copies thereof), and (2) provide written assurance to the other party within ten (10) days of such request that the aforementioned materials have been returned or destroyed.

5.The content of this memorandum is confidential

Unless it is reasonably necessary according to legal provisions, neither party shall make any public statement or make any disclosure regarding this memorandum without the prior written consent of the other party.

6.Intellectual Property Right

Both parties confirm that neither party has obtained any intellectual property rights (including but not limited to copyrights, trademarks, trade secrets, proprietary technology, etc.) or rights against such intellectual property rights from the other party as a result of this memorandum.

7.Notice

7.1(hereinafter referred to as “Notice”) shall be in writing and delivered to the notified party at the following mailing address, number, or email address, with the names of the following contacts indicated, in order to constitute a valid notice.

Party A: NBTC Limited

[REDACTED]

Party B: Binance Capital Management Co., Ltd

[REDACTED]

7.2The delivery time of the various communication methods specified in the preceding paragraph shall be determined in the following ways:

(a)If a notice presented in person is deemed delivered when the recipient signs for it;

(b)Notices that can be sent by mail should be sent by registered express or express delivery, and registered express should be sent before delivery

On the seventh (7th) day thereafter, it shall be deemed that the notice has been delivered to the notified party, and express delivery shall be deemed to have been delivered when the notified party signs for it;

(c)Notification made by email shall be deemed delivered when the email system shows that the notified person has actually received it.

7.3If either party’s above communication address or notification method changes (hereinafter referred to as the “changing party”), the changing party shall notify the other parties within seven (7) days after the change occurs. If the changing party fails to notify in a timely manner as agreed, the changing party shall bear the losses incurred as a result.

8.Amendment to this memorandum

Any modifications to this memorandum must be agreed upon in writing by both parties.

9.The binding terms of this memorandum

Both parties confirm that, except for Article 1, Article 2, Articles 4 to 15 (including Articles 4 and 15) which are binding on both parties, this memorandum is a binding or enforceable agreement, and both parties are obligated to perform any actions set forth in this memorandum, regardless of whether such actions are explicitly stipulated or intended to be performed in this memorandum.

10.Transfer of this memorandum

Without the prior written consent of the other party, neither party may transfer this memorandum.

11.Each party shall bear their own costs

Unless otherwise expressly agreed in this memorandum, either party shall bear the expenses incurred in engaging in the activities specified in this memorandum.

12.Effectiveness and Termination of this Memorandum

This memorandum shall take effect after being signed or stamped by both parties and shall terminate on the earliest of the following dates:

a)Both parties replace this memorandum with a further agreement on the subject matter of the project contract or this memorandum;

b)Either party shall terminate this memorandum by giving written notice to the other party three months in advance;

(c)365 days after signed of this memorandum.

Articles 4, 5, 6, 7, 11, 13, 14, and 15 shall remain effective after the termination of this memorandum.

13.Applicable Law and Arbitration

This memorandum is governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macau, and Taiwan). Any disputes arising from this memorandum between the two parties shall be resolved through friendly consultation within ten (10) days; If the dispute cannot be resolved in a mutually acceptable manner within fifteen (15) days after the first negotiation, either party shall have the right to submit the dispute, controversy or claim to the Shanghai International Arbitration Commission (hereinafter referred to as the “Arbitration Commission”) for arbitration in accordance with the then effective arbitration rules of the Arbitration Commission. The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the arbitration rules. The applicant shall appoint one (1) arbitrator, the respondent shall appoint one (1) arbitrator, and the third (3) arbitrator shall be appointed through consultation between the first two arbitrators or by the arbitration commission. The arbitration language shall be Chinese. The arbitration award is final and binding on both parties.

14.Goodwill protection

During the validity period of this memorandum or for a period of five years after its termination, whether or not based on specific reasons, both parties agree not to engage in any intentional or reasonably foreseeable behavior that directly or indirectly harms the reputation and brand value of the other party and/or causes adverse public opinion to the other party. If one party has committed or is about to commit a violation of the provisions of this clause, it will cause damage to the goodwill and brand value of the other party that cannot be reasonably or appropriately compensated through litigation, as well as immediate damage. Based on this, both the party and the other party have the right to claim specific performance, injunctions, or other solutions in the event of a violation of the provisions of this clause that has occurred or is about to occur, without submitting the guarantee deposit.

15.Anti persuasion clause

During the validity period of this memorandum or for a period of two years after its termination, whether or not for specific reasons, neither party shall directly or indirectly (i) induce or attempt to induce the other party or any employee or independent contractor of a third party authorized by the other party to terminate the employment relationship with the other party or a third party authorized by the other party, (ii) obstruct or interfere in any way with the relationship between the other party or a third party authorized by the other party and any employee or independent contractor, (iii) hire or substantially employ any employee or independent contractor of the other party or a third party authorized by the other party in any other way.

This is to certify that the authorized representatives of both parties have signed this memorandum on the date stated at the beginning of the document.

(This page has no main text and is a signature page)

Name of Party A: NBTC Limited
/s/ NBTC Limited

Name of Party B: Binance Capital Management Co., Ltd
/s/ Binance Capital Management Co., Ltd

Date: July 7, 2021